Exhibit 99.1

Contacts: Media	Investors
Sherry Johnson	Gary Kohn
+1-720-332-4750	+1-720-332-8276
sherry.l.johnson@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Third Quarter Results

- Revenue Up 10% -

- EPS of $0.28, or $0.30 before Non-Cash Charge -

Englewood, Colo., Oct 23, 2007 – The Western Union Company (NYSE: WU) today reported financial results for the third quarter.

Highlights for the quarter include:

•	Revenue of $1.3 billion, up 10%

•	Earnings per share of $0.28, or $0.30 excluding a $0.02 per share non-cash charge for the acceleration of stock compensation expense related to the acquisition of First Data by KKR

•	Operating income margin of 26%, or 28% excluding the non-cash charge

•	Year-to-date cash provided by operating activities of $883 million

•	Consumer-to-consumer revenue increased 10%, transactions up 15%

•	Consumer-to-business revenue grew 14%, transactions up 71%

•	Completed the quarter with 320,000 agent locations

Western Union President and Chief Executive Officer Christina Gold said, “I am pleased that we achieved third quarter performance consistent with our expectations. Our consumer-to-consumer segment posted strong performance driven by especially robust results within our international business. Our Mexico business continued to improve in a stable pricing environment and again outperformed the market. We were further encouraged by improving transaction trends in our domestic business.”

Total consumer-to-consumer revenue in the third quarter grew 10% to $1.1 billion including $16 million from Euro translation, on transaction growth of 15%. The segment benefited from improving trends across its three business categories: international, Mexico and domestic. The international consumer-to-consumer business increased revenue 16% while growing transactions 20%. A subset of the international business, those transactions that originate outside of the United States and total nearly one-half of Western Union’s total revenue, grew even faster, posting 23% revenue growth and 29% transaction growth. The Mexico business, which posted a decline in revenue of 1% and transaction growth of 7%, performed better than the previous quarter suggesting improving fundamentals. The domestic business also posted slight improvement with revenue and transactions declining 10% and 4%, respectively.

In the third quarter, operating income was $330 million and operating income margin was 26% (28% excluding the non-cash stock compensation expense) compared to 30% in last year’s third quarter. Both operating income and operating income margin for third quarter 2007 were impacted by the $22 million non-cash stock compensation expense and an additional $4 million of incremental independent public company expenses. Net income was $216 million and was also impacted by $46 million of incremental pretax interest expense, compared to the third quarter of 2006.

Western Union benefits from a geographically diverse revenue stream and favorable trends in the global remittance market. According to The World Bank, the number of worldwide immigrants is nearly 200 million or approximately 3% of the world’s population. The World Bank also shows that India has become the number one remittance recipient market and China the number three with each country exceeding $20 billion in annual remittances. Reflecting these macroeconomic trends, Western Union’s India and China transactions grew 69% and 28%, respectively, in the third quarter. Revenue growth for the quarter in each of these two countries exceeded 40%.

The third quarter was a successful period for signing major contracts and adding new agent locations in the world’s top remittance markets. In the United States, Western Union renewed several long-standing relationships including Safeway, which further strengthens its relationship with 8 of the top ten supermarket chains, and Kmart, building on the existing ten year relationship. In Canada, Western Union welcomed Wal-Mart to the agent network. In Europe, key signings and renewals included Caixa Central de Credito Agricola Mutuo in Portugal, Portuguese Post Office (CTT Correios) and the Millennium Bank in Greece. Western Union also re-signed three key agents in the Philippines — Universal Storefront Services Corporation, e-Business Services Inc and PETNET — which together represent nearly 4,800 locations. The company remains on track to achieve its year-end goal of 325,000 agent locations.

Consistent with its strategy of making equity investments in key agents throughout its global agent network, Western Union announced its plan to expand its equity stake in a joint venture with its Singapore agent, Hersing Corporation Ltd, with more than 60 locations throughout that country.

Revenue in the consumer-to-business segment grew 14% to $180 million in the quarter, including $17 million of revenue from the December 2006 acquisition of Pago Fácil.

Western Union recently reached several important milestones in the area of new products and services. In October, the company announced an agreement to facilitate the development of global mobile payment services together with GSMA, the global trade association representing more than 700 mobile phone operators throughout the world.

In the consumer-to-business area, Google expanded its use of the Western Union® Quick Cash® service in nine countries to pay publisher partners in its AdSense™ advertising program where it is time-consuming and unreliable to send payments by check. Western Union and Yodlee, Inc. joined forces to offer a range of online payment capabilities. The program is the first ever capable of linking financial institutions’ online bill-payment services directly to Western Union’s thousands of billers.

During the third quarter, Western Union repurchased 15.3 million shares for $300 million at an average cost of $19.59 per share. The company has now repurchased a total of 29.2 million shares for $601 million and has nearly $400 million remaining under its board-authorized repurchase plan.

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Based on the results through nine months and the current trends in the business, management expects full-year 2007 GAAP revenue growth of 10%. Management also expects GAAP EPS in the range of $1.09 to $1.11, which now includes the $0.02 non-cash charge. The full-year 2007 tax rate is expected to be approximately 30%, down from 31%, as a result of increased foreign-derived profits compared to U.S.-derived profits. Full-year 2007 average diluted shares outstanding are assumed to be approximately 772 million shares.

Management continues to expect full-year cash provided by operating activities of more than $1 billion and capital expenditures to be less than $200 million.

Gold concluded, “It has been a very busy first year as a newly formed public company, and thanks to the efforts of 6,000 dedicated employees and a loyal agent and customer base, we are achieving the goals we set for ourselves. Together, we will continue to build upon Western Union’s industry leadership role and create long-term value for our shareholders.”

Non-Cash Charge for Accelerated Stock Compensation Expense

In the third quarter 2007, the company recognized a $22 million, or a $0.02 per share, non-cash charge in accordance with FAS 123R accounting for stock-based compensation resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of Kohlberg, Kravis, Roberts & Co acquired First Data Corporation, Western Union’s former parent company, on September 24, 2007.

Non-GAAP Measures

Western Union’s management presents EPS and operating income margin excluding the non-cash charge associated with the acceleration of vesting of certain stock options and awards as a result of the acquisition of First Data Corporation by KKR, which are non-GAAP measures, as they provide more meaningful information.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Investor and Analyst Conference

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast at 8:30 a.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 866-203-3206 (U.S.) or +1-617-213-8848 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 17239557.

The conference call will also be available via webcast at www.westernunion.com. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through October 31, 2007 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 45441670. A webcast replay will be available at www.westernunion.com for the same time period.

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Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Definition of Incremental Independent Public Company Expenses

Incremental independent public company expenses include the costs of staffing additions and related costs to replace support previously provided by First Data Corporation, Western Union’s corporate parent until September 29, 2006, as well as additional costs for corporate governance, information technology, corporate branding and global public affairs, benefits and payroll administration, procurement, workforce reorganization, stock compensation, and other expenses related to being a stand-alone public company. These costs also include recruiting and relocation expenses associated with hiring management positions new to Western Union, other employee compensation expenses, and temporary labor used to develop ongoing processes. These expenses are those in excess of amounts allocated to the company by First Data prior to September 29, 2006 or beyond amounts that the company presumes First Data would have allocated subsequently thereto. The company expects most of these expenses will continue to be incurred in future periods.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains forward-looking statements regarding projected future results. Forward-looking statements include all statements that do not relate solely to historical or current facts, and generally can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “could,” “would,” “likely,” “intend” or “continue.” All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. These factors include, but are not limited to: the impact of our spin-off from First Data Corporation; changes in immigration laws, patterns and other factors related to immigrants; the integration of significant businesses and technologies we acquire and the realization of anticipated synergies from these acquisitions; technological changes, particularly with respect to e-commerce; our ability to attract and retain qualified key employees; changes in laws, regulations or industry standards affecting our businesses; changes in foreign exchange rates or spreads, including those applicable to money transfer transactions; changes in the political or economic climate in countries in which we operate; continued growth in the consumer money transfer market and other markets in which we operate at rates approximating recent levels; our ability to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, United States and international banks, card associations, telecommunications providers, card-based payments providers and a number of other types of competitive service providers; our ability to maintain our agent network; implementation of Western Union agent agreements according to schedule; no interruption of United States government relations with countries in which Western Union has or is implementing material agent agreements; successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software and other intellectual property patent protection; successfully managing credit and fraud risks from our agents and from consumers; unanticipated developments relating to lawsuits, investigations or similar matters; catastrophic events; and any material breach of security of any of our systems.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta, Vigo and Pago Fácil, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 320,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Revenues:
Transaction fees	$1,019.7	$940.1	8%	$2,931.2	$2,731.7	7%
Foreign exchange revenue	203.2	169.0	20%	555.6	478.6	16%
Commission and other revenues	34.3	31.3	10%	104.3	86.7	20%

Total revenues	1,257.2	1,140.4	10%	3,591.1	3,297.0	9%

Expenses:
Cost of services	722.2	626.0	15%	2,055.7	1,779.4	16%
Selling, general and administrative	204.9	177.3	16%	578.0	541.4	7%

Total expenses (b)	927.1	803.3	15%	2,633.7	2,320.8	13%

Operating income	330.1	337.1	-2%	957.4	976.2	-2%

Interest expense (b)	(47.1)	(1.2)	(a )	(141.9)	(1.9)	(a )
Interest income	20.3	8.1	(a )	58.9	20.8	(a )
Interest income from First Data, net	—	12.2	(a )	—	35.7	(a )
Derivative gains/(losses), net	2.0	5.4	-63%	5.1	(21.8)	(a )
Foreign exchange effect on notes receivable from First Data, net	—	14.2	(a )	—	10.1	(a )
Other income, net	1.6	4.1	-61%	7.7	9.5	(a )

Total other (expense) / income, net	(23.2)	42.8	(a )	(70.2)	52.4	(a )

Income before income taxes	306.9	379.9	-19%	887.2	1,028.6	-14%
Provision for income taxes	90.6	121.8	-26%	273.2	331.8	-18%

Net income	$216.3	$258.1	-16%	$614.0	$696.8	-12%

Earnings per share:
Basic	$0.29	$0.34	-15%	$0.80	$0.91	-12%
Diluted	$0.28	$0.34	-18%	$0.79	$0.91	-13%

Weighted-average shares outstanding: (c)
Basic	757.5	763.9		763.6	763.9
Diluted	767.4	764.0		776.6	763.9

(a)	Calculation not meaningful
(b)	Beginning third quarter of 2006, Western Union incurred higher corporate overhead and interest costs, many of which are recurring, as a result of its separation from First Data. Prior to September 29, 2006, the businesses that comprise Western Union were wholly-owned subsidiaries of First Data.
(c)	For all periods prior to September 29, 2006 (date of spin-off from First Data), basic and diluted earnings per share are computed utilizing the shares outstanding at September 29, 2006.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$1,669.0	$1,421.7
Settlement assets	1,411.5	1,284.2
Property and equipment, net of accumulated depreciation of $243.7 and $213.1, respectively	199.2	176.1
Goodwill	1,639.6	1,648.0
Other intangible assets, net of accumulated amortization of $219.3 and $211.4, respectively	308.3	287.7
Other assets	457.7	503.4

Total assets	$5,685.3	$5,321.1

Liabilities and Stockholders' (Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$659.1	$554.8
Settlement obligations	1,409.8	1,282.5
Pension obligations	52.7	52.9
Deferred tax liability, net	258.8	274.8
Borrowings	3,272.6	3,323.5
Other liabilities	178.7	147.4

Total liabilities	5,831.7	5,635.9

Stockholders' (Deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 772.7 shares and 772.0 shares issued, respectively	7.7	7.7
Capital deficiency	(380.2)	(437.1)
Retained earnings	776.2	208.0
Accumulated other comprehensive loss	(88.2)	(73.5)
Less: Treasury Stock at cost, 22.8 shares and 0.9 shares, respectively	(461.9)	(19.9)

Total Stockholders' (Deficiency)	(146.4)	(314.8)

Total Liabilities and Stockholders' (Deficiency)	$5,685.3	$5,321.1

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$614.0	$696.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35.7	24.8
Amortization	56.5	50.4
Deferred income tax provision	2.2	19.5
Realized gain on derivative instruments	—	(4.1)
Stock compensation expense	45.6	16.3
Other non-cash items, net	21.5	18.6
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	28.7	(37.1)
Accounts payable and accrued liabilities	95.9	(6.4)
Other liabilities	(16.8)	(1.2)

Net cash provided by operating activities	883.3	777.6

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(36.1)	(106.7)
Capitalization of purchased and developed software	(21.7)	(8.4)
Purchases of property and equipment	(64.5)	(42.5)
Notes receivable issued to agents	(5.9)	(140.0)
Repayments of notes receivable issued to agents	16.2	12.8
Cash received on maturity of foreign currency forwards	—	4.1

Net cash used in investing activities	(112.0)	(280.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(49.7)	—
Net (repayments)/proceeds from net borrowings under credit facilities	(3.0)	100.0
Proceeds from issuance of debt	—	2,400.0
Proceeds from exercise of options	109.5	—
Purchase of treasury shares	(580.8)	—
Dividends to First Data	—	(2,953.9)
Advances from affiliates of First Data	—	160.2
Repayments of notes payable to First Data	—	(154.5)
Repayments of notes receivable from First Data	—	776.2
Additions to notes receivable from First Data	—	(7.5)

Net cash (used in)/provided by financing activities	(524.0)	320.5

Net change in cash and cash equivalents	247.3	817.4
Cash and cash equivalents at beginning of period	1,421.7	510.2

Cash and cash equivalents at end of period	$1,669.0	$1,327.6

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$844.2	$783.6	8%	$2,407.2	$2,253.0	7%
Foreign exchange revenue	202.5	168.6	20%	554.2	477.5	16%
Other revenues	9.1	9.0	1%	27.5	24.5	12%

Total Consumer-to-Consumer:	1,055.8	961.2	10%	2,988.9	2,755.0	8%

Consumer-to-Business:
Transaction fees	166.4	146.8	13%	495.6	444.5	11%
Other revenues	13.1	11.0	19%	41.0	29.6	39%

Total Consumer-to-Business:	179.5	157.8	14%	536.6	474.1	13%

Other:
Revenue	21.9	21.4	2%	65.6	67.9	-3%

Total Other:	21.9	21.4	2%	65.6	67.9	-3%

Total revenues	$1,257.2	$1,140.4	10%	$3,591.1	$3,297.0	9%

Operating income:
Consumer-to-Consumer	$274.1	$280.2	-2%	$774.8	$796.8	-3%
Consumer-to-Business	52.0	53.8	-3%	168.0	166.0	1%
Other	4.0	3.1	(a )	14.6	13.4	(a )

Total operating income	$330.1	$337.1	-2%	$957.4	$976.2	-2%

Operating profit margin (b):
Consumer-to-Consumer	26.0%	29.2%	-3 pts	25.9%	28.9%	-3 pts
Consumer-to-Business	29.0%	34.1%	-5 pts	31.3%	35.0%	-4 pts
Other	18.3%	14.5%	(a )	22.3%	19.7%	(a )
Total operating profit margin	26.3%	29.6%	-3 pts	26.7%	29.6%	-3 pts

Depreciation and Amortization:
Consumer-to-Consumer	$25.1	$20.2	24%	$72.9	$57.9	26%
Consumer-to-Business	5.0	4.5	11%	16.7	13.7	22%
Other	0.8	1.4	-43%	2.6	3.6	-28%

Total depreciation and amortization	$30.9	$26.1	18%	$92.2	$75.2	23%

(a) Calculation not meaningful
(b) Operating margin, excluding the $22M accelerated stock-based compensation charge (refer to the accompanying “Reconciliation of Non-GAAP Measures” schedule):

Consumer-to-Consumer	27.8%	29.2%	-1 pts	26.6%	28.9%	-2 pts
Consumer-to-Business	30.6%	34.1%	-4 pts	31.9%	35.0%	-3 pts
Other	20.1%	14.5%	(a )	22.9%	19.7%	(a )
Total operating profit margin	28.0%	29.6%	-2 pts	27.3%	29.6%	-2 pts

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Transactions
Consumer-to-Consumer	43.1	37.6	15%	122.6	107.5	14%
Consumer-to-Business	101.4	59.4	71%	301.1	180.1	67%

Revenue
Consumer-to-Consumer	1,055.8	961.2	10%	2,988.9	2,755.0	8%
Consumer-to-Business	179.5	157.8	14%	536.6	474.1	13%

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
Consumer-to-Consumer Transaction Growth
International (a)		20%			20%
Domestic (b)		-4%			-5%
Mexico (c)		7%			5%
Consumer-to-Consumer		15%			14%

Consumer-to-Consumer Revenue Growth
International (a)		16%			15%
Domestic (b)		-10%			-10%
Mexico (c)		-1%			-5%
Consumer-to-Consumer		10%			8%

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
	Including SEPSA	Excluding SEPSA		Including SEPSA	Excluding SEPSA
Consumer-to-Business Transaction Growth	71%	1%		67%	1%

Consumer-to-Business Revenue Growth	14%	3%		13%	3%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(b)	Represents all transactions between and within the United States and Canada.
(c)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(in millions)

Western Union’s management has presented earnings per share and operating income margin, excluding the accelerated FAS 123R accounting for stock-based compensation expense, resulting from the acquisition of First Data Corporation ("First Data") by an affiliate of Kohlberg, Kravis, Roberts & Co. (“KKR”). Western Union's management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability with past years where the accelerated stock-based compensation charge was not incurred.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three months ended September 30, 2007
Net income as reported (GAAP)	$216.3
Adjustments:
Accelerated vesting charge, net of income tax benefit of $7.1 million (a)	15.2

Net income adjusted	$231.5

Earnings per share:
As reported (GAAP)	$0.28
Accelerated vesting charge (a)	0.02

Adjusted	$0.30

	Operating profit by segment Three months ended September 30, 2007
	C2C	C2B	Other	Consolidated
Revenue as reported (GAAP)	$1,055.8	$179.5	$21.9	$1,257.2

Operating income as reported (GAAP)	$274.1	$52.0	$4.0	$330.1

Adjustments:
Accelerated vesting charge (a)	18.9	3.0	0.4	22.3

Operating income adjusted	$293.0	$55.0	$4.4	$352.4

Operating income margin:
As reported (GAAP)	26.0%	29.0%	18.3%	26.3%
Adjustment (a)	1.8%	1.6%	1.8%	1.7%

Adjusted	27.8%	30.6%	20.1%	28.0%

	Operating profit by segment Nine months ended September 30, 2007
	C2C	C2B	Other	Consolidated
Revenue as reported (GAAP)	$2,988.9	$536.6	$65.6	$3,591.1

Operating income as reported (GAAP)	$774.8	$168.0	$14.6	$957.4

Adjustments:
Accelerated vesting charge (a)	18.9	3.0	0.4	22.3

Operating income adjusted	$793.7	$171.0	$15.0	$979.7

Operating income margin:
As reported (GAAP)	25.9%	31.3%	22.3%	26.7%
Adjustment (a)	0.7%	0.6%	0.6%	0.6%

Adjusted	26.6%	31.9%	22.9%	27.3%

(a)	In the third quarter 2007, the company recognized a $22 million or a $0.02 per share charge resulting from the previously announced acceleration of FAS 123R accounting for stock-based compensation related to the acquisition of First Data, Western Union’s former parent company, by an affiliate of KKR.